VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as December 12, 2009, is entered into between AFFILIATED MANAGERS GROUP, INC., a Delaware corporation (the “Parent”), MANOR LLC, a Delaware limited liability company and direct or indirect wholly owned subsidiary of the Parent (the “Merger Sub”), and SDB ASTON, INC., (“Stockholder”), with respect to (i) shares of common stock, $0.0001 par value per share, of HIGHBURY FINANCIAL, INC., a Delaware corporation (the “Company”) (the “Company Common Stock”), (ii) shares of Series B preferred stock, $0.0001 par value per share, of the Company (the “Company Series B Stock”), (iii) rights to purchase shares of Series A preferred stock, $0.0001 par value per share, of the Company (the “Company Rights”), (iv) all securities exchangeable, exercisable or convertible into Company Common Stock, and (v) any securities issued or exchanged with respect to such Company Common Stock, and upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or upon any other change in the Company’s capital structure, in each case whether now owned or hereafter acquired by the Stockholder (collectively, the “Securities”).

W I T N E S S E T H:

WHEREAS, the Parent, the Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”) pursuant to which the Parent has agreed to acquire the Company, such acquisition to be effected through a merger (the “Merger”) of Merger Sub with and into the Company in accordance with the terms of the Merger Agreement and the Delaware General Corporation Law (the “DGCL”), as a result of which the Company will become a subsidiary of the Parent;

WHEREAS, as of the date hereof, Stockholder beneficially owns and has the power to vote and dispose of the Securities set forth on Schedule I hereto, subject to the limitations set forth in the Investor Rights Agreement (as defined below);

WHEREAS, the Parent and the Merger Sub desire to enter into this Agreement in connection with their efforts to consummate the acquisition of the Company;

WHEREAS, capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Merger Agreement.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Certain Covenants.

1.1       Lock-Up. Except as contemplated by the Merger Agreement, Stockholder hereby covenants and agrees that between the date hereof and the Termination Date, Stockholder will not (a) directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner any of the Securities, or agree to do any of the foregoing (each a “Transfer”), or (b) knowingly take any action which would have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing, in connection with any Transfer not involving or relating to any Acquisition Proposal, Stockholder may Transfer any or all of the Securities as follows: (i) in the case of a Stockholder that is an entity, to any subsidiary, partner or member of Stockholder, (ii) in the case of an individual Stockholder, to Stockholder’s spouse, ancestors, descendants or any trust for any of their benefits or to a charitable trust and (iii) to any person who is a party to an agreement with Parent and Merger Sub substantially equivalent to this Agreement; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person to which any of such Securities or any interest in any of such Securities is Transferred shall have executed and delivered to the Parent and the Merger Sub a counterpart to this Agreement pursuant to which such person shall be bound by all of the terms and provisions of this Agreement; provided, further, that nothing herein shall preclude the exchange of any Company B Stock for Company Common Stock pursuant to and in accordance with that certain Exchange Agreement (the “Exchange Agreement”), dated as of September 14, 2009, by and among the Company, the Stockholder and the other holders of Company B Stock.

1.2       No Solicitation. Between the date hereof and the Termination Date, except as permitted by Section 5.5 of the Merger Agreement, neither Stockholder nor any director, officer, agent, representative, employee, affiliate, advisor, attorney, accountant or associate of Stockholder or those of its subsidiaries (collectively, “Representatives”) shall, directly or indirectly, take any action that the Company is prohibited from taking under Section 5.5 of the Merger Agreement. Stockholder will notify the Parent immediately if any party (other than the Parent and the Merger Sub or any of their Affiliates and representatives) contacts Stockholder following the date hereof concerning any Acquisition Proposal.

1.3       Certain Events. This Agreement and the obligations hereunder will attach to the Securities and will be binding upon any person to which legal or beneficial ownership of any or all of the Securities passes, whether by operation of Applicable Law or otherwise, including without limitation, Stockholder’s successors or assigns. This Agreement and the obligations hereunder will also attach to any additional shares of Company Common Stock or other Securities of the Company issued to or acquired by Stockholder after the date hereof.

1.4	Grant of Proxy; Voting Agreement.

(a)       To the extent applicable, Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Securities (other than the voting agreement pursuant to Section 2.05 of that certain Amended and Restated Investor Rights Agreement (the “Investor Rights Agreement”), dated as of September 14, 2009, by and among the Company, the Stockholder and the other holders of Company B Stock) and hereby irrevocably appoints the Parent as proxy for Stockholder to vote the Securities entitled to vote, subject to the limitations set forth in Section 2.05 of the Investor Rights Agreement, for Stockholder and in Stockholder’s name, place and stead, at any annual or special meeting, or at any adjournment thereof or pursuant to any consent of the stockholders of the Company, in lieu of a meeting or otherwise, for the adoption of the Merger Agreement. The parties acknowledge and agree that neither the Parent, nor the Parent’s successors, assigns, subsidiaries, divisions, employees, officers, directors, stockholders, agents and affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever, to Stockholder in connection with or as a result of any voting by the Parent of the Securities or any execution of any consent. The parties acknowledge that, pursuant to the authority hereby granted under the irrevocable proxy, the Parent may vote the Securities in furtherance of its own interests, and the Parent is not acting as a fiduciary for Stockholder.

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(b)       Notwithstanding the foregoing grant to the Parent of the irrevocable proxy, if the Parent elects not to exercise its rights to vote the Securities pursuant to the irrevocable proxy, Stockholder agrees to vote the Securities entitled to vote during the term of this Agreement in favor of or give its consent to, as applicable, a proposal to adopt the Merger Agreement as described in Section 1.4(a) at any annual or special meeting or action of the stockholders of the Company in lieu of a meeting or otherwise.

(c)       The irrevocable proxy granted pursuant to Section 1.4(a) shall not be terminated by any act of Stockholder or by operation of law, whether by the death or incapacity of Stockholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which Stockholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). If between the execution hereof and the Termination Date, Stockholder should die or become incapacitated, or if any trust or estate holding the Securities should be terminated, or if any corporation or partnership holding the Securities should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates or book-entry credits representing the Securities shall be delivered by or on behalf of Stockholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by the Parent hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not the Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

1.5       Public Announcement. Stockholder shall consult with the Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of the Parent, except as may be required by Applicable Law, including any filings with the SEC pursuant to the Exchange Act.

1.6       Disclosure. Stockholder hereby authorizes the Parent and the Merger Sub to publish and disclose in any announcement or disclosure required by the SEC, the New York Stock Exchange or any other national securities exchange and, to the extent required by Applicable Law, the Registration Statement and Proxy Statement (including all documents and schedules filed with the SEC in connection with any of the foregoing), its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this Agreement. The Parent and the Merger Sub hereby authorize Stockholder to make such disclosure or filings as may be required by the SEC, The Nasdaq Stock Market or the New York Stock Exchange or any other national securities exchange or the OTC Bulletin Board.

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2.         Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to the Parent and the Merger Sub, as of the date hereof, that:

2.1       Ownership. Stockholder has valid title to, and is the sole legal and beneficial owner of the Securities set forth on Schedule I hereto, in each case free and clear of all Encumbrances created by or arising through Stockholder and has sole voting power and sole power of disposition with respect thereto without restriction (other than those pursuant to the Investor Rights Agreement and the Exchange Agreement). At the time the Merger Sub purchases the Company Common Stock pursuant to Merger Agreement, Stockholder will transfer and convey to the Parent or its designee valid title to the shares of Company Common Stock included in the Securities, free and clear of any Encumbrances created by or arising through Stockholder.

2.2       Authorization. Stockholder has all requisite power and authority (as applicable) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Stockholder has duly executed and delivered this Agreement and, assuming execution and delivery by the Parent and the Merger Sub, this Agreement is a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. If Stockholder is married and the Securities constitute community property, this Agreement has been duly authorized, executed and delivered by Stockholder’s spouse, and this Agreement is a legal, valid and binding agreement of Stockholder’s spouse, enforceable against Stockholder’s spouse in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

2.3       No Violation. Neither the execution and delivery of this Agreement by Stockholder nor the consummation by Stockholder of the transactions contemplated hereby will (a) require Stockholder to file or register with, or obtain any permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity other than filings with the SEC pursuant to the Exchange Act, the Securities Act, the Investment Company Act or any applicable state securities or “blue sky” laws or the requirements of the NYSE, FINRA or Section 203 of the DGCL, or (b) violate, or cause a breach of or default under, or conflict with any contract, agreement or understanding or any Applicable Law binding upon Stockholder, except for such violations, breaches, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to have a material adverse effect on Stockholder’s ability to satisfy its obligations under this Agreement. No proceedings are pending which, if adversely determined, will have an adverse effect on any ability to vote or dispose of any of the Securities. Stockholder has not previously assigned or sold any of the Securities to any third party.

2.4       Stockholder Has Adequate Information. Stockholder is a sophisticated seller with respect to the Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities and has independently and without reliance upon either the Merger Sub or the Parent and based on such information as Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Stockholder acknowledges that neither the Merger Sub nor the Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Stockholder acknowledges that the agreements contained herein with respect to the Securities by Stockholder are irrevocable (prior to the Termination Date).

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3.         Representations and Warranties of Parent and Merger Sub. The Parent and the Merger Sub hereby represent and warrant to Stockholder, as of the date hereof that:

3.1       Authorization. Each of the Parent and the Merger Sub has the requisite corporate power or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The Parent and the Merger Sub have duly executed and delivered this Agreement and, assuming execution and delivery by the Stockholder, this Agreement is a legal, valid and binding agreement of each of the Parent and the Merger Sub, enforceable against each of the Parent and the Merger Sub in accordance with its terms.

3.2       No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, or cause a breach of or default under, any contract or agreement, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon the Parent or the Merger Sub, except for such violations, breaches or defaults which are not reasonably likely to prevent, or materially delay, the ability of either the Parent or the Merger Sub to satisfy its obligations under this Agreement. Each of the Parent and the Merger Sub acknowledges that neither Stockholder nor any person on behalf of Stockholder makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

4.         Survival of Representations and Warranties. The respective representations and warranties of Stockholder, the Parent and the Merger Sub contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto. The representations and warranties contained herein shall survive the closing of the transactions contemplated hereby until the expiration of the applicable statute of limitations, including extensions thereof.

5.         Specific Performance. Stockholder acknowledges that the Merger Sub and the Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to the Merger Sub and the Parent upon the breach by Stockholder of such covenants and agreements, the Merger Sub and the Parent shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

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6.	Miscellaneous.

6.1       Term. Notwithstanding any other provision of this Agreement or any other agreement, this Agreement and all obligations hereunder shall terminate and cease to have any force or effect upon the earliest of (i) the Closing of the Merger, (ii) any termination of the Merger Agreement in accordance with its terms, (iii) any amendment of the Merger Agreement that adversely impacts Stockholder in any material respect, without the prior written consent of Stockholder (such earliest date, the “Termination Date”).

6.2       Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a record holder and beneficial owner of Securities, and (b) nothing herein will be construed to limit or affect any action or inaction by Stockholder or any Representative of Stockholder, as applicable, serving on the Company’s board of directors or on the board of directors of any Subsidiary of the Company or as an officer or fiduciary of the Company or any of Subsidiary of the Company, acting in such person’s capacity as a director, officer or fiduciary of the Company or any Subsidiary of the Company, and any such action shall not constitute a breach of this Agreement.

6.3       Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement. Each of the parties hereto will bear all claims for brokerage fees attributable to action taken by it.

6.4       Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

6.5       Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

6.6       Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.7       Assignment. Without limitation of Section 1.1, no party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that each of the Parent and the Merger Sub may freely assign its rights to another direct or indirect wholly owned subsidiary of the Parent or the Merger Sub without such prior written approval but no such assignment shall relieve the Parent or the Merger Sub of any of its obligations hereunder and provided, further, that Stockholder may assign its rights and obligations without such prior written approval in connection with a Transfer of Securities permitted under, and effected in compliance with, the second sentence of Section 1.1. Any purported assignment requiring consent without such consent shall be void.

6.8       Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be an original, but each of which together shall constitute one and the same Agreement.

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6.9       Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All noticed hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Parent or the Merger Sub, to:
Affiliated Managers Group, Inc.
600 Hale Street
Prides Crossing, MA 01965
Attn: John Kingston, III
Telephone:	617-747-3000
Facsimile:	617-747-3380

with a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Attn: William M. Shields

Telephone:	(617) 951-7821
Facsimile:	(617) 951-7050

(b)	If to Stockholder, to the addresses indicated on Schedule I hereto.

Any party may by notice given in accordance with this Section 6.9 to the other parties to designate updated information for notices hereunder.

6.10     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to its principles of conflicts of Laws. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or the Court of Chancery of the State of Delaware.

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6.11     Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and, absent agreement among the parties, a court is authorized to so modify this Agreement.

6.12     Further Assurances. From time to time, at the Parent’s request and without further consideration, Stockholder shall execute and deliver to the Parent such documents and take such action as the Parent may reasonably request in order to give full effect to the transactions contemplated hereby.

6.13     Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

6.14     Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the Parent, the Merger Sub and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

AFFILIATED MANAGERS GROUP, INC.

By:/s/ Jay Horgen
Name:	Jay Horgen
Title:	Executive Vice President

MANOR LLC

By:_/s/ Jay Horgen______________

Name:	Jay Horgen
Title:	Executive Vice President

STOCKHOLDER:

SDB ASTON, INC.

By:_/s/ Stuart D. Bilton___________

Name:	Stuart D. Bilton
Title:	President

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SCHEDULE I TO

THE VOTING AGREEMENT

1.	Securities held by Stockholder:

Stockholder	Company Common Stock	Company Series B Stock	Rights to Purchase Company Series A Preferred Stock	Company Warrants
SDB Aston, Inc.		371.44

2.	Address to which notices or other communications are to be sent in accordance with Section 6.9 of this Agreement:

Stockholder:	c/o Aston Asset Management LLC
120 N. LaSalle Street, Suite 2500
Chicago, IL 60602

Facsimile: 312-268-1380

Email: sbilton@astonasset.com

with a copy to:	Sonnenschein Nath & Rosenthal
233 S. Wacker Drive, Suite 7800
Chicago, IL 60606-6404

Facsimile: 312-876-7934

Email: mrosenthal@sonnenschein.com

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